Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of November 17, 2006 (the “Effective Date”) by and between James H. Burgess (“Executive”) and 1st Pacific Bank of California, a California state-chartered bank (the “Bank”), with regard to the following:

A.    Executive has served as the Executive Vice President and Chief Financial Officer of the Bank under an Employment Agreement between Executive and the Bank dated November 17, 2003, as amended on November 17, 2004 (collectively, the “Former Employment Agreement”).

B.    Executive and the Bank have agreed that Executive shall continue to serve as the Executive Vice President and Chief Financial Officer and a full-time employee of the Bank under the terms of this Agreement, and as such is expected to make a major contribution to the profitability, growth and financial strength of the Bank.

C.    The Bank considers the availability of Executive’s services, managerial skills and business experience to be in the best interests of the Bank and the shareholders of the Bank and desires to assure the continued services of Executive on behalf of the Bank.

D.    Executive is willing to be employed by the Bank upon the understanding that the Bank will provide him with income security and benefits if his employment with the Bank is terminated, upon certain terms and conditions.

NOW, THEREFORE, for valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Definitions.

“Bank” means 1st Pacific Bank of California, a California state-chartered bank, its successors and permitted assigns.

“Bank Board” means the Board of Directors of the Bank.

“Beneficiary” means the person or entity to receive rights or benefits under this Agreement, as set forth in this Agreement, in the event of the death of Executive.  Unless otherwise specified in a written notice to the Bank, the Beneficiary shall be the spouse of Executive, if any, and if there is none, the estate of Executive (including any trust created by the terms of Executive’s will) or, if Executive provides the Bank with written notice thereof prior to his death, any trust as to which Executive was a settlor with a power of revocation.

“Benefits” means the types and amounts of benefits provided under Paragraph 3.6, provided that if at the date of reference the terms of any Bank insurance plan prohibit the continuance or recommencement of insurance benefits that Executive formerly held, the Bank shall be obligated to pay to Executive in cash on a monthly basis an amount equal to the Bank’s former premium payments (pro rated on a monthly basis) for the benefit of Executive under such plan, except that if Executive is entitled to COBRA health insurance benefits the amount shall be increased to the amount payable by Executive for such benefits if higher than the Bank’s former premium payments.

“Change of Control” means the occurrence of any of the following events:

(i)            any “person” (as used in Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder) becomes the “beneficial owner” (as defined in Rule  13d-3) of securities representing a majority of the voting power of the then outstanding securities of the Bank; or

(ii)           a sale of assets involving all or substantially all of the assets of the Bank, or a merger or consolidation of the Bank in which the holders of securities of the Bank immediately prior to such event hold in the aggregate less than a majority of the securities of the Bank or any other surviving or resulting entity immediately after such event.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred in the event the Bank forms a holding company as a result of which the holders of the Bank’s outstanding voting securities immediately prior to the transaction hold, in approximately the same relative proportions as they held prior to the transaction, substantially all of the outstanding voting securities of a holding company owning all of the Bank’s outstanding voting securities after the completion of the transaction.

“Change of Control Severance Benefits” means (i) an amount equal to the sum of (y) one (1) times Executive’s base annual salary at the rate then in effect in accordance with Paragraph 3.1, plus (z) the amount actually paid by the Bank to Executive under the Plan for the immediately preceding year, if any; and (ii) continuation of benefits provided under Paragraph 3.6 or substitute equivalent benefits in the event that the particular benefits (for instance, insurance coverage) are not carried by the Bank under its programs following the Change of Control Termination, for a period of twelve (12) months.

“Change of Control Termination” means the termination of employment of Executive within twelve (12) months after a Change of Control (i) by the Bank under Paragraph 4.1.5; or (ii) by Executive under Paragraph 4.2 for Good Cause.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” shall be deemed to occur on the date the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.

“Executive” means James H. Burgess.

“Expiration Date” means December 31, 2008.

“Good Cause” means:  (i) a reduction in Executive’s base salary below the rate then in effect in accordance with Paragraph 3.1; (ii) the Bank requiring that Executive be based at a location more than fifty (50) miles from the Bank’s headquarters as of the Effective Date (excluding travel for Bank business and other temporary relocations of no more than thirty (30) days individually); (iii) a reduction in his title; or (iv) the continuation after a Change of Control, or imposition within six (6) months after a Change of Control, of a material reduction in the duties or authority of Executive so that he is no longer performing substantially all of the duties of a chief credit officer of a community bank.

“Plan” means the 1st Pacific Bank of California Incentive Compensation Plan for Senior Management, in substantially the form attached hereto as Exhibit A, as the same may be amended from time to time.

“Separation Agreement” means the Separation and General Release of Claims, substantially in the form attached hereto as Exhibit B.

“Trade Secrets and Other Proprietary and Confidential Information” means and consist of, for example, and not intending to be inclusive, information concerning any matters relating to the business of the Bank, any of its customers, governmental relations, customer contacts, underwriting methodology, loan program configuration and qualification strategies, marketing strategies and proposals, or any other information concerning the business of the Bank, its subsidiaries and affiliates, and the Bank’s good will; provided that “Trade Secrets and Other Proprietary and Confidential Information” shall not be deemed to include information that is or becomes, through no fault of Executive, in the public domain.

2.             Rights and Duties of Executive.

2.1           Employment.  The Bank hereby employs Executive as its Executive Vice President and Chief Financial Officer, and Executive accepts the duties described herein, and agrees to discharge the same faithfully and to the best of his ability.  Executive shall perform such other duties as shall be from time to time prescribed by the Chief Executive Officer of the Bank and shall report to and be subject to the direction of the Chief Executive Officer of the Bank.  Executive shall devote his full business time and attention to the business and affairs of the Bank.

2.2           Termination of Former Employment Agreement.  As of the Effective Date, the Former Employment Agreement shall terminate without further liability of the Bank or Executive thereunder of any kind.

2.3           At-Will Employment.  Executive’s employment with the Bank is not for a fixed period of time and can be terminated at the will of either Executive or the Bank at any time, with or without notice, and with or without cause.  There are no agreements between Executive and the Bank contrary to Executive’s at-will status.  Neither a Bank Board member nor a manager, supervisor, employee or agent of the Bank is authorized to alter Executive’s at-will status, except for the Chairperson of the Bank Board, and then only in a writing signed both by the Chairperson of the Bank Board and Executive following adoption of a resolution by the Bank Board authorizing the specific change reflected in such writing and authorizing the Chairperson of the Bank Board to sign such writing.  Executive should neither assume nor imply any promise of employment for any specified period of time except through such a signed writing.  This

Agreement shall terminate immediately without further liability or obligation to Executive if (i) the Bank is closed by any supervisory authority, or (ii) any supervisory authority demands, by proposed consent agreement or by a Prompt Corrective Action Directive, or pursuant to cease and desist powers, the removal of Executive from his position as the Executive Vice President or Chief Financial Officer of the Bank.  Should Executive remain employed under this Agreement through the Expiration Date, Executive’s employment with the Bank shall automatically terminate on that date and this Agreement shall be of no force or effect on or after that date, subject to Paragraphs 5.4 and 8.6.

2.4           Outside Activities.  Executive shall not have other employment, consulting, charitable or independent contractor work that materially interferes with the fulfillment of Executive’s duties to the Bank.  Executive shall not undertake expanded commitments to business or charitable activities or engage in new such activities before consulting with the President and Chief Executive Officer of the Bank.  Executive will not provide services to, hold or make any investment in or loan to, or participate in the management or business of, any bank, savings and loan, credit union, thrift and loan, industrial loan or other entity engaged in the business of making loans or accepting deposits or both; provided that Executive may own less than 5% of the voting stock of any company that files reports under the Securities Exchange Act of 1934.

3.             Compensation and Benefits.  In consideration for the services to be rendered by Executive to the Bank, the Bank agrees to provide Executive with the following compensation and benefits:

3.1           Salary.  The Bank shall pay Executive a minimum annual salary, pro rated for partial years, at the rate of One Hundred Forty Seven Thousand Five Hundred Dollars ($147,500) for the period of the Effective Date through December 31, 2007, increasing to One Hundred Fifty Seven Thousand Five Hundred Dollars ($157,500) for the period of January 1, 2008 through December 31, 2008, due and payable biweekly, or otherwise in accordance with the Bank’s policy for the scheduling of salary payments to employees as in effect from time to time.  Other salary increases, if any, shall only be as approved by the Bank Board in its sole discretion.

3.2           Withholding and Deductions.  The Bank shall withhold and/or deduct from any and all salary or other payments to Executive, all taxes which may be required to be deducted or withheld under any provision of law (including, but not limited to, social security payments and income tax withholding) now in effect or which may become effective any time during Executive’s employment with the Bank.

3.3           Executive Incentive Compensation.  In general, the Bank believes that superior performance of Executive should be rewarded and encouraged by incentive compensation.  The Bank Board shall adopt the Plan pursuant to which Executive may be entitled to incentive compensation provided that the performance goals of the Bank as set forth in the Plan are achieved and the terms and conditions of the Plan are satisfied.  In addition, Executive shall be entitled to other incentive compensation and bonuses as the Bank Board may determine in its sole discretion.  Notwithstanding the foregoing, Executive shall not participate in the Bank’s Team Share Plan.

3.4           Automobile Allowance.  The Bank shall pay Executive an automobile allowance of Six Hundred Dollars ($600.00) per month, subject to withholding.  This is an allowance for all automobile costs and expenses, including, but not limited to, fuel, license, maintenance, insurance, repairs and purchase or lease payments.

3.5           Expense Reimbursement.  The Bank agrees to reimburse Executive for all ordinary and necessary expenses incurred by Executive on behalf of the Bank in accordance with the Bank’s policies and procedures as in effect from time to time, including entertainment, meal and travel expenses.

3.6           Insurance.  The Bank shall provide life insurance with a life insurance benefit equal to at least one and one-half times the annual salary of Executive at the rate then in effect under Paragraph 3.1, which shall be provided through any group life insurance plan of the Bank at the Bank’s option.  The Bank shall provide to Executive the long term disability insurance provided by the Bank to employees at the Effective Date under the Bank’s group plan or shall replace it with similar coverage so long as Executive is employed by the Bank.  Executive shall be entitled to participate in such other insurance benefits as are generally provided to the employees of the Bank from time to time.

3.7           Vacation.  Executive shall be entitled to five (5) weeks of vacation time and pay per annum, which shall be scheduled in Executive’s discretion, subject to and taking into account applicable banking laws and regulations.  Unused vacation may be accrued up to a maximum of six (6) weeks of unused vacation in addition to the vacation to which Executive may be entitled in the current year, and thereafter Executive shall cease to accrue unused vacation until used.  Vacation must be accrued before taken, and if not yet accrued, must have the prior approval of the Chief Executive Officer of the Bank to be taken.  Vacation may be used only at the time or times approved by the Chief Executive Officer of the Bank.

4.             Termination.

4.1           Employer Right to Terminate Employment.  Nothing in this Agreement shall adversely affect the right of the Bank Board to terminate Executive.  The Bank Board has the right to terminate the employment of Executive with the Bank at will, with or without cause, upon delivery of written notice to Executive (except in the case of death of Executive, in which event termination shall automatically occur at the date of death), and including, but not limited to, for any of the following grounds:

4.1.1        Willful breach or habitual neglect or inability (except where such inability is due to Disability or death) to perform Executive’s duties hereunder, including without limitation failure to cooperate with the Bank Board in the structuring, documentation or negotiation of a transaction that might result in a Change of Control;

4.1.2        Malfeasance or misfeasance in the performance of Executive’s duties hereunder, imposition of a regulatory order to remove Executive, failure to comply with a direction by the Chief Executive Officer of the Bank, material breach of Bank policy or procedure, or breach of this Agreement;

4.1.3        Immoral or illegal conduct, conviction of a felony, conviction of a misdemeanor involving moral turpitude;

4.1.4        Disability or death;

4.1.5        Determination in the complete discretion of the Bank Board that the employment of Executive should be terminated prior to the Expiration Date, without reference to the grounds set forth in Paragraphs 4.1.1, 4.1.2, 4.1.3 or 4.1.4, and specification of the termination date in the notice described in Paragraph 4.1.

4.2           Termination by Executive.  Executive may terminate his employment with the Bank at will, for any reason, and without advance notice.  However, as a courtesy, Executive is requested to deliver written notice to the Bank three (3) months in advance of the date such termination is to take effect, except with respect to a termination for Good Cause.  Executive may terminate his employment with the Bank prior to the Expiration Date for Good Cause upon thirty (30) days notice to the Bank and the Bank’s failure to cure within that time.  To be effective, such notice must be given by Executive within fifteen (15) days of the occurrence of the event that constitutes Good Cause, provided that if Good Cause results from a material reduction in the duties or authority of Executive so that he is no longer performing substantially all of the duties of a chief financial officer of a community bank and such reduction occurs before a Change of Control occurs and continues after the Change of Control occurs, Executive shall be required to give the thirty (30) day notice described above within fifteen (15) days of the Change of Control.

4.3           Termination Upon Expiration.  If Executive and the Bank have not entered into an amendment of this Agreement extending its term or another written agreement replacing this Agreement on or prior to the Expiration Date, at that date his employment will automatically terminate as a result of expiration of this Agreement at the Expiration Date.  Nothing in this Paragraph shall prejudice the at-will status of Executive or require the Bank to negotiate with Executive.

4.4           Post-Notice Activities of Executive.  In the event termination is not effective immediately upon the delivery of notice of termination by the Bank or Executive, the Bank shall have the right to require that during the period between the giving of notice and the effective date of termination, Executive’s activities and responsibilities be curtailed as deemed appropriate by the Bank.  Such curtailment shall include, without limitation, removing Executive from corporate offices, requiring Executive to be physically absent from the Bank’s facilities, and eliminating Executive’s access to computer systems, e-mail and telephone systems.

4.5           Automatic Resignations.  Upon notice of termination of employment Executive shall, automatically and without further action by any party, be deemed to have resigned from all directorships with the Bank and any of its subsidiaries and affiliates.  Upon termination of employment, Executive shall, automatically and without further action by any party, be deemed to have resigned from all offices and other capacities with the Bank and any of its subsidiaries and affiliates.

5.             Post-Termination Payments and Benefits.  The following are the post-termination payments and benefits to which Executive is entitled upon termination of employment with the Bank.

5.1           Termination Resulting from Breach.  In the event the employment of Executive is terminated under Paragraphs 4.1.1, 4.1.2 or 4.1.3, the Bank shall provide Executive only a payout of all accrued but unused vacation as of the date of termination, the base salary and Benefits, if any, then-provided, on the terms then-provided, due him through the date of termination and shall not be obligated to provide any other compensation or Benefits.

5.2           Other Terminations.

5.2.1        Payments – Disability.  In the event the employment of Executive is terminated under Paragraphs 4.1.4 for disability, the Bank shall provide Executive only the following:

(a)           the salary due Executive as of the date of termination;

(b)           payment of certain incentive compensation due Executive, if any, in compliance with the Plan;

(c)           a payout of all accrued but unused vacation as of the date of termination; and

(d)           continuation of the group medical and other insurance benefits, if any, then-provided under Paragraph 3.6, for a period of three (3) months from the date of termination, subject to the limitations of and to the extent permitted by the policy or policies under which such benefits are provided.

5.2.2        Payments – Death.  In the event the employment of Executive is terminated under Paragraphs 4.1.4 for death, the Bank shall provide the Beneficiary only the following:

(a)           the salary due Executive as of the date of death plus a lump sum payment equal to three (3) months of the base salary at the rate then in effect in accordance with Paragraph 3.1;

(b)           payment of certain incentive compensation due Executive, if any, in compliance with the Plan;

(c)           a payout of all accrued but unused vacation as of the date of termination; and

(d)           continuation of the group medical and other insurance benefits, if any, then-provided under Paragraph 3.6, for a period of three (3) months from the date of termination, subject to the limitations of and to the extent permitted by the policy or policies under which such benefits are provided.

5.2.3        Payments – Termination Under Paragraph 4.1.5.  In the event the employment of Executive is terminated under Paragraph 4.1.5 or under Paragraph 4.2 for Good Cause, subject to Executive first entering into the Separation Agreement and such agreement being fully effective, the Bank shall provide Executive only the following:

(a)           continued salary at the rate then in effect under Paragraph 3.1 and the automobile allowance then provided under Paragraph 3.4 for a period of nine (9) months from the date notice of termination is delivered to the Executive, or at the option of the Bank a lump sum payment of such amount, all subject to withholding;

(b)           payment of certain incentive compensation due Executive, if any, in compliance with the Plan, with Executive’s termination under this Paragraph 5.2.3 being considered for the limited purpose of interpreting the Plan in the context of this Agreement as being a termination “without cause”;

(c)           a payout of all accrued but unused vacation as of the date of termination; and

(d)           continuation of the group medical and other insurance benefits, if any, then-provided under Paragraph 3.6, for a period of nine (9) months from the date of termination, subject to the limitations of and to the extent permitted by the policy or policies under which such benefits are provided.

5.2.4        Executive’s Right to Waive Payments.  Executive shall have the right to waive his rights to receive such payments and Benefits otherwise due under this Paragraph 5.2 by giving advance written notice of such waiver to the Bank.  After receipt of such notice, the Bank shall have no further obligation to provide any payments or Benefits under this Paragraph 5.2.

5.3           Change of Control.

5.3.1        Payment Following Certain Terminations Related to Change of Control.  Subject to Executive first entering into the Separation Agreement and such agreement being fully effective, in respect of any Change of Control Termination the Bank shall pay to Executive the Change of Control Severance Benefits in a lump sum (except for the benefits under Paragraph 3.6, which shall be continued) within five (5) days following the date the Separation Agreement is fully effective.

5.3.2        Executive’s Right to Waive Payments.  Executive shall have the right to waive his rights to receive payments and Benefits otherwise due under this Paragraph 5.3 by giving advance written notice of such waiver to the Bank.  After receipt of such notice, the Bank shall have no further obligation to provide any payments or Benefits under this Paragraph 5.3.

5.3.3        Adjustments in Payments.  The terms of this Paragraph 5.3.3 override and control any and all other terms of this Agreement to the extent inconsistent with this Paragraph 5.3.3.  This Paragraph 5.3.3 shall apply to the extent that the aggregate present value of any or all payments and benefits in the nature of compensation to (or for the benefit of)

Executive provided under this Agreement or otherwise provided to Executive by or on behalf of the Bank or any affiliate, parent or controlling entity of the Bank, constitute a “parachute payment” under the provisions of Section 280G of the Code, and the regulations thereunder (the “Total Payments”).  In the event that the Total Payments would exceed an amount equal to 299% of Executive’s “base amount” as that term is defined in Section 280G of the Code, as determined by the independent public accountants for the Bank, Executive and the Bank agree that the payments or benefits provided to Executive under this Agreement shall be reduced (or the parties shall agree to a reduction in other payments or benefits included in the Total Payments to the extent legally and contractually permissible) so that the present value of the total amount received by Executive that would constitute a “parachute payment” will be one dollar ($1.00) less than three (3) times Executive’s base amount (as defined in Section 280G of the Code) and so that no portion of the payment or benefits received by Executive would be subject to the excise tax imposed by Section 4999 of the Code.

5.4           Termination at Expiration Date.  If Executive’s employment is terminated as a result of expiration of this Agreement at the Expiration Date, subject to Executive first entering into the Separation Agreement and such agreement being fully effective, the Bank shall provide Executive only the following:

5.4.1        continued salary at the rate then in effect under Paragraph 3.1 for a period of six (6) months from the date of termination, or at the option of the Bank a lump sum payment of such amount, all subject to withholding;

5.4.2        continuation of the group medical and other insurance benefits, if any, then-provided under Paragraph 3.6, for a period of six (6) months from the date of termination, subject to the limitations of and to the extent permitted by the policy or policies under which such benefits are provided;

5.4.3        a payout of all accrued but unused vacation as of the date of termination; and

5.4.4        payment of certain incentive compensation due Executive, if any, in compliance with the Plan, with Executive’s termination as a result of expiration being considered for the limited purpose of interpreting the Plan in the context of this Agreement as being a termination “without cause.”

5.5           Consideration for Payments and Remedies.  Without limiting any other remedies available to the Bank, the payments to be made under Paragraphs 5.2, 5.3 or 5.4 (subject to the exceptions stated therein) after the date of termination of Executive’s employment shall be subject to Executive’s execution of the Separation Agreement, and Executive’s continued compliance with the Separation Agreement and the terms of this Agreement that are effective after termination of Executive’s employment, through the making of the last such payment.

5.6           Death Following Termination.  In the event that Executive dies while receiving any payments under this Paragraph 5, such payments shall be continued for the benefit of the Beneficiary, as would otherwise be required under this Paragraph 5.

5.7           Nonassignability.  Neither Executive nor any other person or entity shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the rights or benefits of Executive under this Paragraph 5, nor shall any of said rights or benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by Executive or any other person or entity, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.  The terms of this Paragraph 5.7 shall not affect the interpretation of any provision of this Agreement.

5.8           Claims Procedure.  The Bank Board shall make all determinations as to rights to benefits under this Paragraph 5.

5.9           Regulatory Restrictions.  The parties understand and agree that at the time any payment would otherwise be made or benefit provided under this Paragraph 5, depending on the facts and circumstances existing at such time, the satisfaction of such obligations by the Bank may be deemed by a regulatory authority to be illegal, an unsafe and unsound practice, or for some other reason not properly due or payable by the Bank.  Among other things, the regulations at 12 C.F.R. Part 30, Appendix A promulgated pursuant to Section 39(a) of the Federal Deposit Insurance Act, and at 12 C.F.R. Part 359, or similar regulations or regulatory action following similar principles may apply at such time.  The Bank agrees that to the extent reasonably feasible, it will in good faith seek to determine the position of the appropriate regulatory authority in advance of each payment or benefit otherwise due under this Paragraph 5, including seeking the approval or acquiescence of the appropriate regulatory authorities, if required.  The parties understand, acknowledge and agree that, notwithstanding any other provision of this Agreement, the Bank shall not be obligated to make any payment or provide any benefit under this Paragraph 5 where (i) an appropriate regulatory authority does not approve or acquiesce as required or (ii) the Bank has been informed either orally or in writing by a representative of the appropriate regulatory authority that it is the position of such regulatory authority that making such payment or providing such benefit would constitute an unsafe and unsound practice, violate a written agreement with the regulatory authority, violate an applicable rule, law or regulation, or would cause the representative of the regulatory authority to recommend enforcement action against the Bank.

5.10         Right of Offset. Any and all of the compensation and benefits that would otherwise be provided under this Paragraph 5 are subject to the Bank’s offset for any liability of Executive to the Bank to the extent the Bank Board determines that such liability exists.  In addition, without limiting the remedies of the Bank otherwise available under this Agreement or otherwise, all compensation and benefits that would otherwise be payable under this Paragraph 5 shall cease as of the date Executive first violates any of the provisions included in Paragraphs 6.4, 6.5 or 6.6.

5.11         Overlapping Benefits and Payments.  In the event that Executive receives payments and/or benefits under one of Paragraphs 5.1 through 5.4, inclusive, Executive may not receive payments and/or benefits under one of the other of such Paragraphs, and the first such applicable of those Paragraphs shall apply.

5.12         Delayed Payments.  In the event that Code Section 409A (“409A”) applies to any compensation with respect to a separation from service, payment of that compensation shall be delayed if Executive is a “specified employee,” as defined in 409A(a)(2)(B)(i), and such delayed payment is required by 409A.  Such delay shall last six months from the date of separation from service.  On the day following the end of such six-month period, the Bank shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 5.12, plus interest calculated at the prime rate as reported in The Wall Street Journal.

6.             Additional Covenants.

6.1           Insurance.  The Bank shall have the right to obtain and hold a “keyman” life insurance policy on the life of Executive and disability insurance covering Executive, in each case, with the Bank as beneficiary of such policy.  Executive agrees to provide any information required for the issuance of any such policy and submit himself to any physical examination required for any such policy.

6.2           Unsecured General Creditor.  Neither Executive nor any other person or entity shall have any legal right or equitable rights interests or claims in or to any property or assets of the Bank under the provisions of this Agreement.  No assets of the Bank shall be held under any trust for the benefit of Executive or any other person or entity or held in any way as security for the fulfilling of the obligations of the Bank under this Agreement.  All of the Bank’s assets shall be and remain the general, unpledged, unrestricted assets of the Bank.  The Bank’s obligations under this Agreement are unfunded and unsecured promises, and to the extent such promises involve the payment of money, they are promises to pay money in the future.  Executive and any person or entity claiming through him shall be unsecured general creditors with respect to any rights or benefits hereunder.

6.3           Dispute Resolution.  Simultaneously with the execution of this Agreement, the parties have entered into the Arbitration Agreement attached as Exhibit C, which the parties agree shall govern the resolution of any and all disputes referenced therein.

6.4           Return of Documents.  Executive expressly agrees that upon termination of employment he will return to the Bank all Bank manuals, document, files, reports, studies, customer lists, business plans, loan and deposit program plans and outlines, customer solicitation and follow-up techniques and plans, marketing plans, employee policies, incentive compensation arrangements, instruments, software, and other materials used and/or developed by Executive during his employment, whether in paper, computer readable, computer coded, magnetic, compact disk or other tangible or electronic form.

6.5           Confidentiality.

6.5.1        No Disclosure.  During the term of employment with the Bank, Executive will have access to and become acquainted with various Trade Secrets and Other Proprietary and Confidential Information which are owned by the Bank and which are used in the operation of the Bank’s business, the wrongful use or disclosure of which to the public or competitors of the Bank would materially adversely affect the business and prospects of the

Bank.  Executive shall not disclose or use in any manner, directly or indirectly, any Trade Secrets and Other Proprietary and Confidential Information either during his employment with the Bank or at any time thereafter, except as required in the course of employment with the Bank.

6.5.2        Nonsolicitation of Business.  Without limiting Paragraph 6.5.1, Executive agrees that for a period of twelve (12) months following the termination of his employment with the Bank, Executive will not, directly or indirectly, solicit, attempt to solicit, divert, or attempt to divert any customers of the Bank or any business the Bank or a subsidiary or affiliate had enjoyed or solicited from its customers, borrowers, depositors or investors by using any Trade Secrets and Other Proprietary and Confidential Information.

6.6           Business Protection Covenants.

6.6.1        Covenant Not to Compete.  Executive agrees that he will not, during the course of employment, voluntarily or involuntarily, directly or indirectly, (i) engage in any banking or financial products or service business, loan origination or deposit-taking business or any other business competitive with that of the Bank, its subsidiaries or affiliates (“Competitive Business”) within the County of San Diego (the “Market Area”), (ii) own, manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm, corporation, or other entity (other than the Bank or its subsidiaries or affiliates) engaged in any Competitive Business in the Market Area, or (iii) solicit or otherwise intentionally cause any member of the Bank Board or any employee or officer of the Bank or any of its subsidiaries or affiliates to engage in any action prohibited under (i) or (ii) of this Paragraph 6.6.1.

6.6.2        Inducing Employees To Leave The Bank; Employment of Employees.  Any attempt on the part of Executive to induce others to leave the Bank’s employ, or the employ of any of its subsidiaries or affiliates, or any effort by Executive to interfere with the Bank’s relationship with its other employees would be harmful and damaging to the Bank.  Executive agrees that during the term of employment and during any period following the termination of his employment during which he is receiving compensation or benefits under Paragraphs 5.2, 5.3 or 5.4, Executive will not in any way, directly or indirectly (i) induce or attempt to induce any employee of the Bank or any of its subsidiaries of affiliates to quit employment with the Bank or the relevant subsidiary or affiliate; (ii) otherwise interfere with or disrupt the relationships between the Bank and its subsidiaries and affiliates and their respective employees; (iii) solicit, entice, or hire away any employee of the Bank or any of its subsidiaries or affiliates; or (iv) hire or engage any employee of the Bank or any subsidiary or affiliate or any former employee of the Bank or any subsidiary or affiliate whose employment with the Bank or the relevant subsidiary or affiliate ceased after the date of termination of Executive’s employment with the Bank.

6.7           Equitable Relief.  Executive acknowledges and agrees that irreparable injury will result to the Bank in the event of a breach of any of the provisions of this Paragraph 6 (the “Designated Provisions”) and that the Bank will have no adequate remedy at law with respect thereto.  Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy the Bank or its subsidiaries or affiliates may have, the Bank and any relevant subsidiary or affiliate shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance) to restrain the violation or breach thereof by Executive or any affiliates, agents, or any other persons acting for or with Executive in any capacity whatsoever, and Executive submits to the jurisdiction of such court in any such action.  Any such remedy shall be granted pursuant to the dispute resolution procedures applicable under Paragraph 6.3.

6.8           Severability.  It is the desire and intent of the parties that the provisions of this Paragraph 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Paragraph 6 shall be adjudicated or found to be invalid or unenforceable, such provisions shall be deemed amended to delete therefrom the portion thus adjudicated or found to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication or finding is made.  In addition, should any court or arbitrator determine that the provisions of this Paragraph 6 shall be unenforceable with respect to scope, duration, or geographic area, such court or arbitrator shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to the Bank, to the fullest extent permitted by applicable law, the benefits intended by this Paragraph 6.

6.9           Indemnification.  To the fullest extent permitted by law and in accordance with the procedures and substantive requirements imposed by law and applicable regulation (including 12 C.F.R. Part 359, or similar regulations or regulatory action following similar principles), the Bank shall indemnify Executive in the event he was or is a party or is threatened to be made a party in any action brought by a third party against Executive (whether or not the Bank is joined as a party defendant) against expenses, judgments, fines, settlement, and other amounts actually and reasonably incurred in connection with said action, provided Executive acted in good faith and in a manner Executive reasonably believed to be in the best interests of the Bank, and provided the alleged conduct of Executive arose out of and was within the course and scope of his employment as an officer or employee of the Bank.  This Paragraph 6.7 shall not limit any other rights to indemnification that Executive may now or hereafter have by law or under the articles, bylaws or resolutions of the Bank or otherwise.

7.             Other Agreements.

7.1           Bank Policies and Manuals.  The parties further agree that to the extent of any inconsistency between this Agreement and any employee manual or policy of the Bank, that the terms of this Agreement shall supersede the terms of such employee manual or policy.

7.2           Outstanding Stock Options.  The provisions of this Agreement are not and shall not be interpreted to change the terms of any outstanding stock options previously granted by the Bank to Executive.  Without limiting the foregoing, the provisions regarding the grant of options to Executive set forth in Paragraph 4.4 of the Former Employment Agreement are not amended by this Agreement and shall be deemed included in this Agreement, and the references in that paragraph to other provisions of the Former Employment Agreement are hereby incorporated by reference for the limited purpose of continuing to effectuate the agreement of the parties set forth in Paragraph 4.4 of the Former Employment Agreement.  The parties intend that this Agreement be considered as establishing an “extended term” for purposes of that provision.

8.             General Provisions.

8.1           Notices.  Unless otherwise specifically permitted by this Agreement, all notices or other communications required or permitted under this Agreement shall be in writing, and shall be personally delivered or sent by registered or certified mail, postage prepaid return receipt requested, or sent by facsimile, provided that the facsimile cover sheet contain a notation of the date and time of transmission, and shall be deemed received: (i) if personally delivered, upon the date of delivery to the address of the person to receive such notice, (ii) if mailed in accordance with the provisions of this paragraph, two (2) business days after the date placed in the United States mail, (iii) if mailed other than in accordance with the provisions of this paragraph or mailed from outside the United States, upon the date of delivery to the address of the person to receive such notice, or (iv) if given by facsimile, when sent.  Notices shall be given at the following addresses:

If to Executive:

James H. Burgess

7728 Regents Road, Suite 503

San Diego, CA  92122

Fax:

If to the Bank:

James G. Knight, M.D.

Chairman

1st Pacific Bank of California

c/o 6907 Camino Degrazia

San Diego, CA  92111

Fax:  619-222-8216

With a copy to:

Kurt L. Kicklighter, Esq.

Luce, Forward, Hamilton & Scripps LLP

601 West Broadway, Suite 2600

San Diego, CA  92101

Fax:  619-645-5339

The relevant party may change the address for delivery of notices by giving notice of such change in accordance with this paragraph.

8.2           Complete Agreement; Modifications.  This Agreement and written agreements, if any, entered into concurrently herewith (i) constitute the parties’ entire agreement, including all terms, conditions, definitions, warranties, representations, and covenants, with respect to the subject matter hereof, (ii) merge all prior discussions and negotiations between or among any or all of them as to the subject matter hereof, and (iii) supersede and replace all terms, conditions, definitions, warranties, representations, covenants, agreements, promises and understandings, whether oral or written, with respect to the subject matter hereof.  This Agreement may not be amended, altered or modified except by a writing signed by the party to be bound.  With respect to the Bank, such amendment, alteration or modification may only be made on behalf of the Bank by the Chairperson of the Personnel Committee of the Bank Board, the Chairperson of the Bank Board or another person specifically designated by the Bank Board.  With regard to such amendments, alterations, or modifications, facsimile signatures shall be effective as original signatures.  Any amendment, alteration, or modification requiring the signature of more than one party may be signed in counterparts.

8.3           Further Actions.  Each party agrees to perform any further acts and execute and deliver any further documents reasonably necessary to carry out the provisions of this Agreement.

8.4           Assignment.  No party may assign its rights under this Agreement without the prior written consent of the other parties hereto.

8.5           Successors and Assigns.  Except as explicitly provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

8.6           Termination and Survival.  Upon the termination of the employment of Executive, the Bank may terminate this Agreement upon notice to Executive, which may be provided at the time notice of termination of employment is provided by either party.

8.6.1        The obligations of Executive and the rights of the Bank under Paragraphs 4.5, 5.9, 5.10, 5.11 and 6.3 through and including 6.6 shall survive the termination of this Agreement, provided that if Executive and the Bank have entered into the Separation Agreement, the dispute resolution provisions of the Separation Agreement shall apply to and govern any and all disputes related to this Agreement.

8.6.2        The obligations of the Bank to Executive which by their terms are to continue after termination of employment under Paragraph 5 shall survive such termination of employment and termination of the Agreement.  The notice provisions of Paragraph 8.1 and this Paragraph 8.6 shall survive termination of employment and termination of the Agreement.

8.6.3        Notwithstanding any provision of this Agreement to the contrary, this Agreement shall terminate and, therefore, among other things, none of the provisions providing for compensation or benefits to Executive shall be of any effect, in the event that the Bank is placed into a conservatorship or receivership, it loses its Federal deposit insurance, or its banking charter is revoked.

8.7           Severability.  If any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law if enforcement would not frustrate the overall intent of the parties (as such intent is manifested by all provisions of the Agreement including such invalid, void, or otherwise unenforceable portion).

8.8           Extension Not a Waiver.  No delay or omission in the exercise of any power, remedy, or right herein provided or otherwise available to any party shall impair or affect the right of such party thereafter to exercise the same.  Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted except as specifically waived.

8.9           Time of Essence.  Time is of the essence of each and every term, condition, obligation and provision hereof.

8.10         No Third Party Beneficiaries.  This Agreement and each and every provision hereof is for the exclusive benefit of the parties hereto and not for the benefit of any third party.

8.11         Headings.  The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular provision hereof.

8.12         References.  A reference to a particular paragraph of this Agreement shall be deemed to include references to all subordinate paragraphs, if any.

8.13         Counterparts.  This Agreement may be signed in multiple counterparts with the same force and effect as if all original signatures appeared on one copy; and in the event this Agreement is signed in counterparts, each counterpart shall be deemed an original and all of the counterparts shall be deemed to be one agreement.

8.14         Applicable Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.

8.15         Representation by Counsel.  This Agreement has been negotiated by the parties with the assistance of their respective counsel and at their own cost and expense.  For this reason the principal that an agreement shall be interpreted against the party that drafted it shall not apply to this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates set forth below.

Date:
James H. Burgess

1st PACIFIC BANK OF CALIFORNIA, a
California state-chartered bank

Date:	By:
A. Vincent Siciliano, President and CEO

EXHIBIT A

1st PACIFIC BANK OF CALIFORNIA INCENTIVE COMPENSATION PLAN FOR

SENIOR MANAGEMENT

EXHIBIT B

SEPARATION AGREEMENT

AND

GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (this “Agreement”) is entered into by and between James H. Burgess (“Employee”) and 1st Pacific Bank of California, a California state bank (the “Bank”).

RECITALS

A.    Employee commenced employment with Bank on or about              .  Employee’s employment with the Bank terminated on           ,     .

B.    Employee and the Bank desire to settle and compromise any and all possible claims against the Bank by Employee arising out of their relationship to date, including Employee’s employment with the Bank and the termination of Employee’s employment, and to provide for a general release of any and all such claims.

AGREEMENT

1.     Separation Pay/Consideration.  In consideration of the covenants and releases set forth herein, the Bank agrees to pay Employee the amount payable to him and the non-monetary consideration (if any) due him, pursuant to and in accordance with, Paragraphs 5.2, 5.3 or 5.4, as the case may be, of the Employment Agreement dated November 17, 2006, by and between the Bank and Employee (the “Employment Agreement”), less all applicable state and federal deductions (in each case, the “Payment”), $2,000 of which shall be consideration for Employee’s release of ADEA claims as set forth in Section 3, below; provided that no such Payment shall be made until at least eight (8) days have past since Employee’s execution of this Agreement.  The check representing the Payment shall be mailed to Employee at his/her home address at                 .

2.     Release of All Claims Except Age Discrimination in Employment Act of 1967 (“ADEA”) Claims.

a.     In consideration of the payment and other benefits described in Section 1, which Employee would otherwise not be entitled to except for signing this Agreement, Employee does hereby unconditionally, irrevocably and absolutely release and discharge the Bank and any related holding, parent, sister or subsidiary entities and all of their respective boards of directors, officers, employees, agents, volunteers, attorneys, insurers, divisions, successors and assigns from any and all loss, liability, claims, demands, causes of action or suits of any type, whether in law and/or in equity, related directly or indirectly, or in any way connected with any transaction, affairs or occurrences between them to date, including, but not limited to, Employee’s employment with the Bank and the termination of said employment.  This Agreement specifically applies, without limitation, to any and all contract or tort claims, claims for wrongful termination, wage claims, and claims arising under Title VII of the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the California Fair Employment and Housing Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, and any and all federal or state statutes or provisions governing the employment relationship or discrimination in employment except the federal statute specifically excluded hereafter.  This release specifically excludes any and all loss, liability, claims, demands, causes of action or suits of any type arising under the ADEA.  Employee’s release of ADEA claims will be addressed separately in Section 3 of this Agreement.

b.     Employee irrevocably and absolutely agrees that he/she will not prosecute nor allow to be prosecuted on his/her behalf, in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution by Employee of this release, the Bank and any related holding, parent, sister or subsidiary corporations or entities and all of their respective boards of directors, officers, employees, agents, volunteers, attorneys, insurers, divisions, successors and assigns will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein.

3.     Release of All ADEA Claims.

a.     This section of the Agreement exclusively addresses Employee’s release of claims arising under federal law involving discrimination on the basis of age in employment (age 40 and above).  This section is provided separately, in compliance with federal law, including but not limited to the Older Workers’ Benefit Protection Act of 1990, to ensure that Employee clearly understands his/her rights so that any release of age discrimination claims under federal law (the ADEA) is knowing and voluntary on the part of Employee.

b.     Employee represents, acknowledges and agrees that the Bank has advised him/her, in writing, to discuss this Agreement with an attorney, and to the extent, if any, that Employee has desired, Employee has done so; that the Bank has given Employee twenty-one (21) days from receipt of this Agreement to review and consider this Agreement before signing it, and Employee understands that he/she may use as much of this twenty-one (21) day period as he/she wishes prior to signing; that no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause him/her to sign this Agreement; that he/she has read this Agreement in its entirety, and fully understands and is aware of its meaning, intent, content and legal effect; and that he/she is executing this release voluntarily and free of any duress or coercion.

c.     The parties acknowledge that for a period of seven (7) days following the execution of this Agreement, Employee may revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired.  This Agreement shall become effective eight (8) days after it has been signed by Employee and the Bank, and in the event the parties do not sign on the same date, then this Agreement shall become effective eight (8) days after the date it is signed by Employee.

d.     In consideration of the separation payment and other benefits made to Employee described in Section 1 of this Agreement, which Employee would otherwise not be entitled to except for signing this Agreement, Employee does hereby unconditionally, irrevocably and absolutely release and discharge the Bank and any related holding, parent, sister or subsidiary entities and all of their respective boards of directors, officers, employees, agents, volunteers, attorneys, insurers, divisions, successors and assigns from any and all loss, liability, claims, demands, causes of action or suits of any type arising under the ADEA and related directly or indirectly to Employee’s employment with the Bank and the termination of said employment.

4.     Section 1542 Waiver.  Employee does expressly waive all of the benefits and rights granted to him/her pursuant to California Civil Code section 1542, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee does certify that he/she has read all of this Agreement, including the release provisions contained herein and the quoted Civil Code section, above, and that he/she fully understands all of the same.  Employee hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages (including, without limitation, those arising under the ADEA), as well as those injuries and damages that are now disclosed.

5.     Confidentiality.  Employee agrees that all matters relative to this Agreement, including the negotiations leading up to this Agreement and its terms, shall remain confidential.  Accordingly, Employee hereby agrees that, with the exception of his/her spouse, regulatory agencies of the Bank and tax and legal advisors, he/she will not discuss, disclose or reveal to any other persons, entities or organizations, whether within or outside of the Bank, the terms and conditions of this Agreement.

6.     Non-Disparagement.  Employee agrees that he/she will not disparage the Bank or any of its directors, employees, agents or volunteers or otherwise interfere with the Bank’s business, vendor or other relationships.  Employee agrees not to make any derogatory or adverse statements, written or verbal, to anyone regarding the Bank or any of its present or former directors, employees, agents or volunteers.  The Bank agrees that it will neither disparage Employee nor make any derogatory or adverse statements, written or verbal, to anyone regarding Employee.  If an arbitrator determines that the Bank has breached its obligations under this Section 6, to the extent the Payment has not been paid in full, the Bank shall be required to make the Payment in full to Employee within five (5) days following such arbitrator’s determination.  Nothing in this Section 6 shall prohibit or relate to any statement by any person to any bank regulatory agency.

7.     Entire Agreement.  The parties further declare and represent that no promise, inducement or agreement not herein expressed has been made to them and that this Agreement contains the full and entire agreement between and among the parties, and that the terms of this Agreement are contractual and not a mere recital.

8.     Future Employment.  Employee agrees that the Bank will not be obligated to offer employment to him/her or to hire him/her for any reason, regardless of the circumstances, at any time on or after the date of this Agreement.  Employee agrees that he/she will not apply for nor accept any such employment.

9.     Trade Secret/Proprietary Information.  Employee hereby reaffirms his/her obligations under his/her Employment Agreement with the Bank to which this Agreement relates, which shall remain in effect to the extent provided in the Employment Agreement.  Employee further agrees that he/she shall not disclose to any person(s) or entity(ies) at any time or in any manner, directly or indirectly, any information relating to the operations of the Bank which has not already been disclosed to the general public.  Employee agrees that this provision includes, but is not limited to, the following information: proprietary information and/or trade secrets; secret formulae; customer lists and/or names; product and service prices; customer charges; contracts; contract negotiations and employee relations matters.  Employee understands and agrees that this list is not all-inclusive.

10.   Return of Company Property.  Employee agrees to promptly return all property or information belonging to the Bank, including all keys, computers, cellular telephones, and any document or property Employee generated during his/her employment at the Bank, and agrees that no such property will be in his/her possession or control at the time he/she receives the consideration specified in Section 1.  This includes all property or information that may have come into his/her possession as a result of his/her employment with the Bank.  Employee further acknowledges that he/she has not retained any copies of any such information.

11.   Applicable Law.  The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California.

12.   Dispute Resolution.  Any dispute arising out of or related to this Agreement shall be resolved through binding arbitration through JAMS/Endispute in San Diego, California, under the then current applicable rules of JAMS/Endispute.  Each party shall be responsible for its or his/her own costs and attorneys’ fees in connection with the arbitration.

13.   Complete Defense.  This Agreement may be pleaded as a full and complete defense against any action, suit or proceeding which may be prosecuted, instituted or attempted by either party in breach thereof.

14.   Severability.  If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

15.   No Admission of Liability.  It is understood that this Agreement is not an admission of any liability by the Bank

16.   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

17.   Counterparts.  This Agreement may be signed in counterparts.  A facsimile signature shall have the same force and effect as an original signature.

Employee and the Bank have read the foregoing Agreement and know its contents and fully understand it.  Employee and the Bank acknowledge that they have fully discussed this Agreement with their respective attorneys to the extent desired, or have had the opportunity to do so, and fully understand the consequences of this Agreement.  No party is being influenced by any statement made by or on behalf of any of the other party to this Agreement.  Employee and the Bank have relied and are relying solely upon his/her or its own judgment, belief and knowledge of the nature, extent, effect and consequences relating to this Agreement and/or upon the advice of their own legal counsel concerning the consequences of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates shown below.

Dated:
James H. Burgess

1st Pacific Bank of California:

Dated:	By:
Name:
Its:

EXHIBIT C

EXECUTIVE ARBITRATION AGREEMENT

THIS EXECUTIVE ARBITRATION AGREEMENT (“Arbitration Agreement”) is made by and between 1st Pacific Bank of California, a California state-chartered bank (the “Bank”), and James H. Burgess (the “Executive”), effective as of the date that the Employment Agreement between the Bank and Executive executed contemporaneously herewith (the “Employment Agreement”), becomes effective.

The purpose of this Arbitration Agreement is to establish final and binding arbitration for disputes arising out of Executive’s employment, the Employment Agreement or the termination of Executive’s employment.  Executive and the Bank desire to arbitrate their disputes on the terms and conditions set forth below, in order to gain the benefits of a speedy, impartial dispute-resolution procedure.  Executive and the Bank agree to the following:

1.             Claims Covered By The Arbitration Agreement.  Executive and the Bank mutually consent to the resolution by final and binding arbitration of all claims or controversies (“claims”) that the Bank may have against Executive or that Executive may have against the Bank or against its officers, directors, partners, employees, agents, pension or benefit plans, administrators, or fiduciaries, or any subsidiary or affiliated company or corporation (collectively referred to as the “Bank”), relating to, resulting from, or in any way arising out of Executive’s employment relationship with the Bank, the Employment Agreement and/or the termination of Executive’s employment relationship with the Bank, to the extent permitted by law.  The claims covered by this Arbitration Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination and harassment (including, but not limited to, race, sex, religion, national origin, age, marital status or medical condition, disability, sexual orientation, or any other characteristic protected by federal, state or local law); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance.

2.             Required Notice Of Claims And Statute Of Limitations.  Executive may initiate arbitration by serving or mailing a written notice to the Board of Directors of the Bank at the Bank’s administrative headquarters, care of the Corporate Secretary.  The Bank may initiate arbitration by serving or mailing a written notice to Executive at his last known address.  The written notice must specify the claims asserted against the other party.  Notice of any claim sought to be arbitrated must be served within the limitations period established by applicable federal or state law.

3.             Arbitration Procedures.  After demand for arbitration has been made by serving written notice under the terms of Section 3 of this Arbitration Agreement, the party demanding arbitration shall file a demand for arbitration with the American Arbitration Association (“AAA”).  Except as otherwise provided in this Arbitration Agreement, the arbitration will be conducted according to the then applicable arbitration rules of AAA for the arbitration of employment disputes.

4.             Discovery.  Discovery shall be allowed and conducted pursuant to the then applicable arbitration rules of AAA for the arbitration of employment disputes.

5.             Choice of Law.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, or both, as applicable to the claim(s) asserted.  The arbitrator shall have authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Arbitration Agreement, including but not limited to any claim that all or any part of this Arbitration Agreement is void or voidable.

6.             Summary Judgment.  Either party may file a motion for summary judgment with the arbitrator.  The arbitrator is entitled to resolve some or all of the asserted claims through such a motion.  The standards to be applied by the arbitrator in ruling on a motion for summary judgment shall be the applicable laws as specified in Section 5 of this Arbitration Agreement.

7.             Application For Emergency Injunctive And/Or Other Equitable Relief.  Claims by the Bank or Executive for emergency injunctive and/or other equitable relief relating to unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information shall be subject to the then current version of the AAA’s Optional Rules for Emergency Measures of Protection set forth within the AAA’s Commercial Dispute Resolution Procedures.  The AAA shall appoint a single emergency arbitrator to handle the claim(s) for emergency relief.  The emergency arbitrator selected by the AAA shall be either a retired judge or an individual experienced in handling matters involving claims for emergency injunctive and/or other equitable relief relating to unfair competition and the use or unauthorized disclosure of trade secrets and/or confidential information.

8.             Arbitration Decision.  The arbitrator’s decision will be final and binding.  The arbitrator shall issue a written arbitration decision revealing the essential findings and conclusions upon which the decision and/or award is based.  A party’s right to appeal the decision is limited to grounds provided under applicable federal or state law.

9.             Place Of Arbitration.  The arbitration will be at a mutually convenient location, which must be within 50 miles of Executive’s last employment location with the Bank.  If the parties cannot agree upon a location, then the arbitration will be held at AAA’s office nearest to Executive’s last employment location with the Bank.

10.           Severability.  Should any portion of this Arbitration Agreement be found to be unenforceable, such portion will be severed from this Arbitration Agreement, and the remaining portions shall continue to be enforceable.

11.           Section Headings.  The section headings of this Arbitration Agreement are intended solely for the convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in interpretation of any provisions hereof.

12.           Construction.  This Arbitration Agreement shall not be interpreted for or against any party on the basis that such party or its legal representative caused part or all of this Arbitration Agreement to be drafted.

13.           Consideration.  The Bank’s offer to employ Executive, and the promises by the Bank and Executive to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other.

14.           Fees and Costs.  Each party may be represented by an attorney or other representative selected by the party.  Each party shall be responsible for its own attorneys’ or representative’s fees.  However, if any party prevails on a statutory claim which affords the prevailing party’s attorneys’ fees, or if there is a written agreement providing for fees, the arbitrator may award reasonable fees to the prevailing party.  In no event shall Executive be required to pay administrative fees, including arbitrator’s fees, beyond the fees which would have been incurred by Executive, if any, had the dispute(s) arbitrated under this Arbitration Agreement been litigated in state or federal court; the Bank shall be responsible for all administrative fees exceeding such amount.

15.           Enforcement of Arbitration Agreement.  Should either party file a court action concerning or refuse to arbitrate a claim which is subject to arbitration under this Arbitration Agreement, the other party shall be entitled to recover its costs and reasonable attorneys’ fees incurred in enforcing this Arbitration Agreement in court.

16.           Sole And Entire Agreement.  This Arbitration Agreement expresses the entire agreement of the parties and there are no other agreements, oral or written, concerning arbitration, except as provided herein, and except for the Employment Agreement which incorporates this Arbitration Agreement by reference.  By itself, this Arbitration Agreement is not, and shall not be construed to create, any contract of employment, express or implied.

17.           Requirements for Modification or Revocation.  This Arbitration Agreement shall survive the termination of Executive’s employment.  It can only be revoked or modified by a writing signed by the Chairperson of the Personnel Committee of the Bank’s Board of Directors, the Chairperson of the Bank’s Board of Directors or another person specifically designated by the Board of Directors of the Bank and Executive, that specifically states an intent to revoke or modify this Arbitration Agreement.

18.           Waiver of Jury Trial/Exclusive Remedy.  EXECUTIVE AND THE BANK WAIVE ANY CONSTITUTIONAL OR STATUTORY RIGHT TO HAVE ANY DISPUTE BETWEEN THEM COVERED BY THE TERMS OF THIS ARBITRATION AGREEMENT DECIDED BY A COURT OF LAW AND/OR BY A JURY IN A COURT.

19.           Voluntary Agreement.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS ARBITRATION AGREEMENT, UNDERSTANDS ITS TERMS, AND AGREES THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE BANK AND EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THE ARBITRATION AGREEMENT ARE CONTAINED IN IT.  EXECUTIVE HAS VOLUNTARILY ENTERED INTO THE ARBITRATION AGREEMENT WITHOUT

RELIANCE ON ANY PROVISIONS OR REPRESENTATIONS BY THE BANK, OTHER THAN THOSE CONTAINED IN THIS ARBITRATION AGREEMENT OR EMPLOYMENT AGREEMENT INTO WHICH IT IS INCORPORATED BY REFERENCE.

EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS ARBITRATION AGREEMENT AND THE EMPLOYMENT AGREEMENT WITH EXECUTIVE’S PRIVATE LEGAL COUNSEL AND EXECUTIVE HAS UTILIZED THAT OPPORTUNITY TO THE EXTENT DESIRED.

Dated:
James H. Burgess, Executive

1st PACIFIC BANK OF CALIFORNIA,
a California state-chartered bank

Dated:	By:
A. Vincent Siciliano, President and CEO